Filed pursuant to Rule 424(b)(3)
Registration Statement No. 333-288278

Prospectus Supplement No. 3

(To Prospectus dated July 10, 2025)

The Generation Essentials Group

16,220,000 CLASS A ORDINARY SHARES UNDERLYING WARRANTS, 57,401,944
CLASS A ORDINARY SHARES AND 11,120,000 WARRANTS OF

THE GENERATION ESSENTIALS GROUP

This prospectus supplement is being filed to update and supplement the information contained in the prospectus dated July 10, 2025 (as supplemented or amended from time to time, the “Prospectus”), which forms a part of our Registration Statement on Form F-1 (Registration No. 333-288278), as amended and supplemented, with the information contained in our Current Report on Form 6-K, furnished with the Securities and Exchange Commission on August 22, 2025. The Prospectus relates to (i) the issuance by The Generation Essentials Group of up to 16,220,000 Ordinary Shares upon exercise of the Warrants, and (ii) the offer and resale from time to time by the selling securityholders identified in the Prospectus or their pledgees, donees, transferees, assignees or other successors in interest (that receive any of the securities as a gift, distribution, or other non-sale related transfer) of up to (a) 57,401,944 Ordinary Shares (including 11,120,000 Ordinary Shares issuable upon the exercise of the Sponsor Warrants), and (b) up to 11,120,000 Sponsor Warrants.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our Ordinary Shares and Warrants are listed on the New York Stock Exchange, or NYSE, under the trading symbols “TGE” and “TGE WS,” respectively. On August 21, 2025, the closing price of our Ordinary Shares on NYSE was $3.44 per share, and the closing price of our Warrants on NYSE was $0.3 per warrant.

We may further amend or supplement the Prospectus and this prospectus supplement from time to time by filing amendments or supplements as required. You should read the entire Prospectus, this prospectus supplement and any amendments or supplements carefully before you make your investment decision.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 10 of the Prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the U.S. Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus supplement or the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is August 22, 2025.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 6-K

REPORT OF FOREIGN PRIVATE ISSUER PURSUANT TO RULE 13a-16 OR
15d-16 UNDER THE SECURITIES EXCHANGE ACT OF 1934

For the month of August 2025

Commission File Number: 001-42686

The Generation Essentials Group

(Translation of registrant’s name into English)

66 rue Jean-Jacques Rousseau

75001 Paris

France

(Address of principal executive office)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F.

Form 20-F ☐      Form 40-F ☐

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release – Cryptocurrencies to become an Essential Component of AMTD’s War Chest of liquid funds totalling ~USD240 million; and TGE to focus into Crypto areas of Opportunities and Developments

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

The Generation Essentials Group

By:	/s/ Feridun Hamdullahpur
Name:	Dr. Feridun Hamdullahpur
Title:	Director

Date: August 22, 2025

Exhibit 99.1

Cryptocurrencies to become an Essential Component of AMTD’s War Chest of liquid funds totalling ~USD240 million; and TGE to focus into Crypto areas of Opportunities and Developments

PARIS, NEW YORK and SINGAPORE, Aug 22, 2025 /PRNewswire/ -- AMTD IDEA Group (“AMTD IDEA Group”) (NYSE: AMTD; SGX: HKB), a NYSE and SGX-ST dual-listed company and a subsidiary of AMTD Group Inc.(“AMTD Group”), AMTD Digital Inc. (“AMTD Digital”) (NYSE: HKD), a controlled and consolidated subsidiary of AMTD IDEA Group, and The Generation Essentials Group (“TGE”) (NYSE: TGE), a controlled and consolidated subsidiary of AMTD Digital, jointly announced that cryptocurrencies would become an essential component of the three companies’ war chest of liquid fund. Such war chest comprises of cash at bank and other unencumbranced, unpledged and liquid investments, which aggregated and amounted to approximately USD240 million as of June 30, 2025.

Specifically, the portfolio of crypto assets to build would prioritize Bitcoin (BTC), Ethereum (ETH) and Tether (USDT).

Out of the three NYSE listed companies under AMTD Group’s belt, it is intended for TGE to branch into and focus on cryptocurrency-related opportunities and developments. A gene that has been built into its corporate name since inception, TGE represents not only “The Generation Essentials”, but also embodies the symbolic way of referring to the “Token Generation Event.”

TGE is in the process of evaluating and exploring options and opportunities in the tokenised crypto assets segment. TGE represents a global platform in the areas of media, entertainment and hospitality space, and we strongly believe that there will be a lot of opportunities for the adoption and application of cryptocurrencies, including stable coins, for leisure, entertainment and consumer spending in goods, services and F&B areas.

About AMTD Group Inc.

AMTD Group is a conglomerate with a core business portfolio spanning across media and entertainment, education and training, and premium assets and hospitality sectors.

About AMTD IDEA Group

AMTD IDEA Group (NYSE: AMTD; SGX: HKB) represents a diversified institution and digital solutions group connecting companies and investors with global markets. Its comprehensive one-stop business services plus digital solutions platform addresses different clients’ diverse and inter-connected business needs and digital requirements across all phases of their life cycles. AMTD IDEA Group is uniquely positioned as an active super connector between clients, business partners, investee companies, and investors, connecting the East and the West. For more information, please visit www.amtdinc.com or follow us on X (formerly known as “Twitter”) at @AMTDGroup.

About AMTD Digital Inc.

AMTD Digital Inc. (NYSE: HKD) is a comprehensive digital solutions platform headquartered in France. Its one-stop digital solutions platform operates key business lines including digital media, content and marketing services, investments as well as hospitality and VIP services. For AMTD Digital’s announcements, please visit https://ir.amtdigital.net/investor-news.

About The Generation Essentials Group

The Generation Essentials Group (NYSE: TGE), jointly established by AMTD Group, AMTD IDEA Group (NYSE: AMTD; SGX: HKB) and AMTD Digital Inc. (NYSE: HKD), is headquartered in France and focuses on global strategies and developments in multi-media, entertainment, and cultural affairs worldwide as well as hospitality and VIP services. TGE comprises L’Officiel, The Art Newspaper, movie and entertainment projects. Collectively, TGE is a diversified portfolio of media and entertainment businesses, and a global portfolio of premium properties.

Safe Harbor Statement

This press release contains statements that may constitute “forward-looking” statements pursuant to the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements can be identified by terminology such as “will,” “expects,” “anticipates,” “aims,” “future,” “intends,” “plans,” “believes,” “estimates,” “likely to,” and similar statements. Statements that are not historical facts, including statements about the beliefs, plans, and expectations of AMTD IDEA Group and/or AMTD Digital, are forward-looking statements. Forward-looking statements involve inherent risks and uncertainties. Further information regarding these and other risks is included in the filings of AMTD IDEA Group, AMTD Digital and The Generation Essentials Group with the SEC. All information provided in this press release is as of the date of this press release, and none of AMTD IDEA Group, AMTD Digital and The Generation Essentials Group undertakes any obligation to update any forward-looking statement, except as required under applicable law.

For more information, please contact:

For AMTD IDEA Group:

IR Office

AMTD IDEA Group

EMAIL: ir@amtdinc.com

For AMTD Digital Inc.:

IR Office

AMTD Digital Inc.

EMAIL: ir@amtdigital.net

For The Generation Essentials Group:

IR Office

The Generation Essentials Group

EMAIL: tge@amtd.world